Exhibit 10.19

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of the date of the last signature shown on the signature page hereof (the “Effective Date”), by and between WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC, a Georgia limited liability company (“Purchaser”), and TCP-MIRAMAR, LLC, a Delaware limited liability company (“Seller”).

RECITALS:

A.      Seller is the owner of that certain office building commonly known as “Miramar Centre II” and located at 3501 SW 160th Avenue in Miramar, Florida 33027 (the “Property”).

B.      Seller desires to sell and Purchaser desires to purchase the Property, all in accordance with and subject to the terms and conditions hereinafter set forth.

CONSIDERATION AND AGREEMENT:

IN CONSIDERATION of the mutual covenants and agreements herein contained and of the benefits to be derived herefrom, receipt whereof is hereby severally acknowledged, Seller and Purchaser hereby agree as follows:

1.      Offer. Purchaser hereby offers and agrees to purchase the Property, together with all improvements thereon and appurtenances thereto, if any, and all tangible and intangible personal property located thereat and owned by Seller, if any, and all air, mineral, water and riparian rights, all tenements, hereditaments, privileges and appurtenances thereto belonging or in any way appertaining thereto and the foregoing is sometimes hereinafter referred to as the “Subject Premises.” The Subject Premises include, without limitation, the following:

A.      That certain real property consisting of approximately 6.13 acres and more specifically described in Exhibit “A” attached hereto, which includes the hereinafter described Improvements (the “Land”);

B.      The building consisting of a four story office building and such other buildings, parking areas, improvements, and fixtures of any nature erected within the Land, including, but not limited to, all ventilating and air conditioning systems, plumbing systems and electrical systems, other than any improvements or fixtures which are the property of tenants (the “Improvements”);

C.      All furniture, personal property, machinery, apparatus, and equipment now owned or hereafter acquired by Seller prior to the Closing Date and used in the operation, repair, management and maintenance of the Land and Improvements and situated thereon, if any (collectively, the “Personal Property”);

D.      That hereinafter defined Humana Lease and Nextel License and prepaid rents relating to or serving as security therefor and any files kept by Seller in connection therewith (the “Leases”);

E.      Subject to Section 7, all contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property, if any (“Service Contracts”) assigned to Purchaser as of the Closing Date pursuant to the terms of this Agreement;

F.      All tradenames, trademarks, servicemarks and logos now owned or hereafter acquired by Seller prior to the Closing Date and used in connection with the ownership, operation and maintenance of the Property, if any;

G.      All licenses, franchises, permits, authorizations and approvals of Seller used in or relating to the ownership, occupancy or operation of the Land, Improvements and Personal Property, if any (the “Permits”);

H.      All guaranties or warranties in favor of Seller, now or hereafter in effect, arising out of, or issued, whether express or implied, relating to the construction, operation and maintenance of the Improvements or Personal Property, or arising out of, made, given or issued, by manufacturers or suppliers, in conjunction with the Improvements or the Personal Property, if any (collectively, the “Warranties”); and

I.      All of Seller’s right, title, interest, powers, privileges, benefits, and options of Seller or otherwise accruing to the owner of the Land, allocable to the Property, including, but not limited to any development rights, floor area ratio allocations, lot coverage allocations, allocations of development density, zoning rights or other rights allocated to or attributable to the Property (the “Development Rights”).

2.      Acceptance. Seller, by signature and delivery of a fully executed counterpart of this Agreement, accepts the said Offer of the Purchaser. Such Offer and Acceptance are subject to and in accordance with the terms and conditions hereinafter set forth. Seller’s failure to return a signed original of this Agreement to Purchaser pursuant to Section 18 hereof within three (3) business days of Purchaser’s delivery of this signed Agreement to Seller shall be deemed Seller’s rejection of the offer. Thereafter, Purchaser’s offer shall be deemed rescinded and no longer capable of acceptance by Seller until re-executed and delivered by Purchaser.

3.      Purchase Price. The Purchase Price for the Subject Premises shall be Twenty-One Million Five Hundred Thousand and 00/100 ($21,500,000.00) Dollars, and payable as follows:

A.      Deposit. Within one (1) business day after Purchaser’s receipt of a fully executed copy of this Agreement, Purchaser shall deposit in escrow with Fidelity National Title Insurance Company, whose address is 200 Galleria Parkway SE, Suite 2060, Atlanta, GA 30339, Attn: Andy McGarry (“Escrow Agent”), an earnest money deposit in the amount of Two Hundred Thousand and 00/100 ($200,000.00) Dollars, which sum shall be held in an escrow account, and delivered to Purchaser or Seller under the terms of this Agreement (the “Deposit”). The Deposit shall be held in an interest bearing escrow account and any interest on the Deposit shall be credited to Purchaser at Closing, or paid to the party entitled to receive the Deposit hereunder, and the term “Deposit” shall be deemed to include such interest. In the event that Purchaser elects to proceed with this transaction following the expiration date of the “Inspection Period” (as defined in Section 7 hereof), within one (1) business day following the expiration date of the Inspection Period, Purchaser shall deposit in escrow with the Escrow Agent an additional earnest money deposit of Three Hundred Thousand and 00/100 ($300,000.00) Dollars, which shall be deemed to be part of the “Deposit” for all purposes under this Agreement and following the expiration date of the Inspection Period, the

Deposit shall continue to be held in the escrow account and will be deemed to be non-refundable except as otherwise set forth herein and shall be applicable to the Purchase Price to be paid at Closing.

B.        Balance.  The balance of the Purchase Price shall be paid, plus or minus closing adjustments, less the Deposit which shall be paid to Seller at Closing by the Escrow Agent, in wire transferred funds to the Escrow Agent for disbursement to Seller at Closing.

4.      Evidence of Title.

A.        As evidence of Title, as soon as possible after the date of this Agreement, Purchaser agrees to obtain a Commitment (the “Title Commitment”) for an A.L.T.A. fee owner’s policy of title insurance to be issued to Purchaser at Closing (or as soon as possible thereafter), in the amount of the Purchase Price, which Commitment shall be issued by Fidelity National Title Insurance Company, whose address is 200 Galleria Parkway SE, Suite 2060, Atlanta, GA 30339, Attn: Andy McGarry (“Title Company”), the same to bear a date later than the date hereof, wherein said Title Company shall agree to insure the title in the condition required hereunder. Purchaser shall be responsible for the cost of the Title Commitment. In addition, Seller shall provide Purchaser with copies of its existing survey of the Subject Premises (the “Existing Survey”). Purchaser shall, at the time of Closing, order a Policy of Title Insurance from the Title Company pursuant to the Title Commitment for delivery to Purchaser as soon thereafter as possible, which Title Policy shall be issued without standard exceptions; provided, however, that the survey exception shall only be deleted if Purchaser has obtained and provides a new survey to the Title Company meeting the Title Company’s requirements for removing the survey exception. At Closing, the cost for the standard Policy of Title Insurance to be issued in accordance with the terms of the Title Commitment shall be paid by Purchaser and any closing costs charged by the Title Company shall be paid by Purchaser. Purchaser shall be solely responsible for payment of the cost of obtaining extended coverage under the Title Insurance Policy and the cost of any and all endorsements requested from the Title Company and for any and all costs associated with title insurance requested from the Title Company for Purchaser’s lender. Purchaser shall also be solely responsible for any and all costs associated with obtaining any updates to the Existing Survey or obtaining a new survey of the Subject Premises (hereinafter, the “Updated Survey”).

B.     If objection to the title or survey matters is made, based upon a written statement provided by Purchaser’s counsel sent within twelve (12) days following Purchaser’s receipt of the last of the Title Commitment and the Existing Survey, Seller shall have fifteen (15) days from the date notified in writing of the particular defects claimed, either (1) to remedy the title, or (2) to refund the Deposit in full termination of this Agreement if unable or unwilling to remedy the title or obtain the affirmative title insurance; provided, that Purchaser may elect to waive such defects and proceed with the transaction subject thereto. If Seller remedies the title and survey objections within the time specified, Purchaser agrees to complete the sale within fifteen (15) days of written notification thereof but no sooner than the Closing Date hereinafter specified. If the Seller is unable or unwilling to remedy the title within the time specified, then the Deposit shall be refunded forthwith in full termination of this Agreement. If Seller notifies Purchaser that it is unable or unwilling to remedy a title or survey defect, then, Purchaser shall have five (5) business days after receipt of such notice to terminate this Agreement or to waive such defect(s) and proceed to closing and in the event that Purchaser fails to terminate this Agreement within such time period, then, such defect(s) shall be deemed waived by Purchaser. If objection to title is not made by Purchaser within the twelve (12) day period provided for herein, Purchaser shall be deemed to have waived any matter or alleged defect(s) appearing in the Title Commitment and/or the Existing Survey.

C.        Purchaser may, from time to time before the Closing Date, request that the Title Commitment be updated. In the event that such an update reveals any new matters affecting title to the Subject Premises which matters did not appear in the Title Commitment obtained under Section 4.A above, Purchaser shall have five (5) business days in which to object to such new matters and Seller shall have the right to cure such new title objections as a condition to the Closing. In the event that such matters are not cured on or before ten (10) days prior to the Closing Date, Purchaser may, upon sending written notice to Seller not later than ten (10) days prior to the Closing Date and as Purchaser’s sole and exclusive remedies, elect to either (i) terminate this Agreement and receive a full return of the Deposit, or (ii) waive the objection and proceed to Closing. In the event that Seller notifies Purchaser that it is unable or unwilling to cure such title objections, then, in such event, Purchaser shall have the right to terminate this Agreement within five (5) business days after receipt of such notice, in which event the Deposit shall be refunded to Purchaser in full termination of this Agreement, except with respect to those provisions which expressly survive the termination hereof and in the event that Purchaser does not exercise its right to terminate the Agreement, its objections to such new matters shall be deemed waived and Purchaser shall be required to proceed to Closing.

D.        Provided that Purchaser has ordered the Updated Survey within two (2) business days following the Effective Date, then, in the event that Purchaser has not received such Updated Survey by the expiration date of the Inspection Period (as defined below), Purchaser shall have an additional period of twelve (12) days following the expiration date of the Inspection Period (the “Updated Survey Period”) to object to any new matters affecting the Subject Premises identified on the Updated Survey which did not appear on the Existing Survey delivered by Seller to Purchaser under Section 4.A above. Purchaser shall have the right at any time up to the expiration date of such twelve (12) day Updated Survey Period in which to object to such new matters and Seller shall have the right to cure such new objections as a condition to the Closing. In the event that such matters are not cured on or before ten (10) days prior to the Closing Date, Purchaser may, upon sending written notice to Seller sent not later than ten (10) days prior to the Closing Date, and as Purchaser’s sole and exclusive remedies, elect to either (i) terminate this Agreement and receive a full return of the Deposit, or (ii) waive the objection and proceed to Closing. In the event that Seller notifies Purchaser that it is unable or unwilling to cure such title objections, then, in such event, Purchaser shall have the right to terminate this Agreement within five (5) business days after receipt of such notice, in which event the Deposit shall be refunded to Purchaser in full termination of this Agreement, except with respect to those provisions which expressly survive the termination hereof and in the event that Purchaser does not exercise its right to terminate the Agreement, its objections to such new matters shall be deemed waived and Purchaser shall be required to proceed to Closing.

5.      Possession.  Possession of the Subject Premises shall be delivered to Purchaser at the time of Closing, subject to the rights of (i) Humana Medical Plan, Inc. (“Humana”) under that certain Lease dated August 29, 2000, as amended by that certain First Amendment to Lease dated December 29, 2000, that certain Second Amendment to Lease dated September 26, 2002, that certain Third Amendment to Lease dated April 7, 2003, that certain Fourth Amendment to Lease dated June 17, 2003 and that certain Fifth Amendment to Lease dated October 28, 2009 (collectively, the “Humana Lease”); and (ii) Nextel South Corp. (“Nextel”) under that Rooftop License Agreement dated December 20, 2004 (the “Nextel License Agreement”).

6.       Representations and Warranties.  Seller represents and warrants unto Purchaser, as of the date hereof, the date of Closing (except as otherwise provided below), and to survive thereafter for a period of twelve (12) months, as follows:

A.        Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware, has full power and authority to execute and deliver this Agreement and to perform the obligations of Seller hereunder, and the person executing this Agreement on behalf of Seller has been authorized to execute this Agreement on behalf of Seller. The execution and delivery by Seller of, and the performance and compliance by Seller with, the terms and provisions of this Agreement do not violate any term, condition or provision of (i) Seller’s organizational or governing documents, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject, or (iii) any agreement, contract or covenant to which Seller is a party or is bound, or to which the Property is subject. No consent, waiver or approval by any third party, which heretofore has not been obtained, is required in connection with the execution and delivery of this Agreement by Seller or the performance of the obligations to be performed under this Agreement by Seller.

B.        As of the date hereof, to Seller’s knowledge, there is no judicial, administrative or other adversarial suit, action or proceeding pending against Seller or, to Seller’s knowledge, threatened against Seller, which in any instance would bind the Property or the Purchaser, or adversely affect Seller’s ability to convey the Property to Purchaser as required by this Agreement.

C.        Seller has not received any written notice of violation of any governmental requirements (including Environmental Laws as hereinafter defined) on the Property, which has not been remedied; except for paints, commercial cleaning agents and other substances ordinarily used in the repair, maintenance or operation of the Property and except as otherwise set forth in the Environmental Site Assessment prepared by Comprehensive Building Analysis, Inc. dated August 22, 2002 and that certain Phase I Environmental Site Assessment prepared by Dunkelberger Engineering & Testing, Inc. dated April 26, 1999, copies of which have been provided to Purchaser, (i) Seller has not used the Property and, to Seller’s knowledge, the Property has not been used for, the storage, manufacture, treatment or disposal of “Hazardous Substances”; (ii) to Seller’s knowledge, no Hazardous Substances requiring remediation or removal under Environmental Laws are located on, in or under the Property, and (iii) no action under any “Environmental Laws” has been taken against Seller. As used herein, “Hazardous Substances” means all materials subject to regulation under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§6901 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., the Toxic Substance Control Act, 15 U.S.C. §§2601 et seq., or any other applicable federal, state or local law or regulation now in force or hereafter enacted relating to materials having adverse effects on human health or the environment, and includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs), petroleum products and lead based paints. All such laws relating to hazardous waste disposal and toxic substances are collectively referred to herein as “Environmental Laws.”

D.        To Seller’s knowledge, as of the date hereof, there are no pending or contemplated condemnation or eminent domain proceedings (or process or purchase in lieu thereof) affecting the Property or any part thereof; provided, however, Purchaser acknowledges and agrees that Seller has previously requested that the City of Miramar expand the public roadway known as South West 160th Avenue in the immediate vicinity of the main vehicular drive entrance to the building at the Property as contemplated under the Humana Lease.

E.        Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification or proceedings to widen or realign any street or highway adjacent to the Property; provided, however, Purchaser acknowledges and agrees that Seller has previously requested that the City of Miramar expand the public roadway known as South West 160th Avenue in the immediate vicinity of the main vehicular drive entrance to the building at the Property as contemplated under the Humana Lease.

F.        The list of Service Contracts attached hereto as Exhibit “B” is a true, correct and complete list of all Service Contracts entered into by Seller pertaining to the Property. All Service Contracts are in full force and effect and, to Seller’s knowledge, no party is in material default thereunder.

G.       Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”).

H.       Except for Humana and Nextel and except as otherwise set forth in the Title Commitment, there are no parties in possession of, or claiming any possession to, any portion of the Land and Improvements. As of the date hereof, except with respect to the credit Seller is required to provide Humana as contemplated under Section 10.D hereof, (i) Seller is the owner of the landlord’s interest in all such Leases, (ii) Seller has performed all material obligations on the part of the landlord to be performed under each such Lease, and there are no agreements with any tenant other than the Leases for the performance of any work or otherwise with respect to any matter, (iii) Seller heretofore has completed all tenant improvements required under such Leases to be constructed by Seller, (iv) no notice of default has been given or received by Seller with respect to any Lease and no tenant otherwise is in monetary default or, to Seller’s knowledge, is in nonmonetary default under its Lease, and (v) no tenant has paid rent for more than one month in advance.

I.        To Seller’s knowledge and except as otherwise set forth in the Title Commitment, no assessments have been made against any portion of the Property which are unpaid, whether or not they have become liens.

J.        Seller represents that neither Seller nor any of its respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Seller) is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO3224, (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) – (v) above are herein referred to as a “Prohibited Person”). Seller covenants and agrees that neither Seller nor any of its respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Seller) shall (aa) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (bb) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

K.       There are no leasing commissions required to be paid with respect to the Humana Lease, except with respect to that certain commission due to Jones Lang LaSalle required to be paid by Seller under the Fifth Amendment to Lease, which commission shall be paid by Seller to Jones Lang LaSalle at Closing.

The obligation of Purchaser to close the transaction contemplated in this Agreement is expressly conditioned upon the fact that the representations and warranties of Seller contained in this Section 6 are currently true and correct in all material respects and shall be true and correct as of the Closing Date in all material respects unless waived in writing by Purchaser; provided, however, that if the representations and warranties relating to the Leases set forth in Section 6.H above and the status of the tenants under such Leases were true in all material respects as of the Effective Date, no change in circumstance or status of such tenants occurring after the Effective Date shall permit Purchaser to terminate this Agreement or constitute grounds for Purchaser’s failure to close. All such representations and warranties shall be remade and certified on the Closing except to the extent Seller discloses in such certificate that any such representations and warranties are not true. Notwithstanding anything to the contrary in this Agreement, if, on or prior to the Closing Date (i) Seller notifies Purchaser that any of Seller’s representations and warranties were not true in all material respects when made or are not or will not be true in all respects on and as of the Closing Date, or (ii) Purchaser discovers any material error, misstatement or omission in any such representation or warranty (individually and collectively, a “False Seller Representation”), Purchaser (x) may elect to terminate this Agreement by notice to Seller sent within five (5) business days after receipt by Purchaser of such written notice from Seller notifying Purchaser that a representation or warranty has become untrue or discovery by Purchaser of the False Seller Representation, in which case the Deposit shall be returned to Purchaser and thereupon this Agreement will become null and void and of no further force or effect and neither party shall have any further liability or obligation to the other, except with respect to those provisions which expressly survive the termination of this Agreement; provided, however, that in the case of a False Seller Representation that consists of a willful and knowing misstatement by Seller when made, or becomes false because of the willful and knowing fault of Seller, Seller shall be deemed to be in default under this Agreement, or (y) proceed to close the transaction in which event Seller shall have no liability hereunder by reason of any breach or inaccuracy in a representation or warranty and such representation or warranty will be considered modified for purposes of this Agreement to reflect the facts or circumstances that constitute or give rise to that specific breach or inaccuracy, and Seller shall have no liability with respect to any of its representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains actual knowledge that contradicts any of Seller’s representations and warranties herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. In the event that Purchaser does not terminate this Agreement within such five (5) business day period as provided above, Purchaser shall be required to proceed to Closing. For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” or the “knowledge of Seller” or words of similar import are used, they will be deemed to mean and are limited to the current actual knowledge only of Robert L. Skinner, without any duty or inquiry, and no others, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual or of Seller, it being understood and agreed that such individual will have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations or warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds Twenty-Five Thousand and 00/100 ($25,000.00) Dollars. In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, One Million and 00/100 ($1,000,000.00) Dollars. The representations and warranties of Seller set forth in this Section 6 will survive the Closing for a period of twelve (12) months.

7.       Inspection Period.  Purchaser and its agents shall have until April 30, 2011 (the “Inspection Period”) to inspect or cause to be inspected all aspects of the physical and economic condition of the Subject Premises in accordance with the terms and conditions of this Agreement. If Purchaser is not satisfied in its sole and exclusive discretion with the results of such inspections, Purchaser may rescind this transaction by sending written notice to Seller which must be sent by Purchaser or its representatives pursuant to Section 18 hereof prior to the expiration date of the Inspection Period and Purchaser shall thereupon receive a refund of the Deposit. If Purchaser has not elected to terminate this Agreement prior to the expiration of the Inspection Period, then Purchaser’s right to terminate this Agreement under this Section 7 will be void and Purchaser will be deemed to have waived its Inspection Period contingency under this Section 7. Prior to the end of the Inspection Period, Purchaser will provide Seller with written notice of which Service Contracts it wishes to assume. Seller shall cause any Service Contracts that Purchaser does not want to assume to be terminated on or before the Closing Date, and shall indemnify Purchaser for any loss, cost, damage or expense arising from such Service Contracts. If Purchaser does not provide notice of which Service Contracts it has elected to assume, Purchaser shall be deemed to have elected not to assume any Service Contracts.

8.       Estoppel Certificate/SNDA.  Following the Effective Date, Seller shall endeavor to furnish Purchaser with the following: (i) tenant estoppel certificate from Humana with respect to the Humana Lease substantially in the form attached hereto as Exhibit “H”; (ii) guarantor estoppel certificate with respect to the Humana Lease from Humana, Inc., substantially in the form attached hereto as Exhibit “I”; and (iii) a Subordination, Non-Disturbance & Attornment Agreement by and between Humana, Inc. and Purchaser’s lender substantially in the form attached hereto as Exhibit “J” (collectively, the “Required Tenant Documents”). In addition to the foregoing, Seller shall endeavor to furnish Purchaser with an estoppel certificate from Nextel concerning the Nextel License. The estoppel from Humana shall state that Humana has waived its right of first opportunity to purchase the Property as set forth in Section 43 of the Humana Lease. In the event that (x) Seller has been unable to procure the Required Tenant Documents, or (y) the Required Tenant Documents contain information that is at variance with the Leases themselves, then, in such event, Purchaser shall have the right to rescind this transaction by sending written notice to Seller, which must be sent by Purchaser or its representatives pursuant to Section 18 hereof not later than fifteen (15) days following the expiration date of the Inspection Period (the “Tenant Contingency Period”). In the event that Purchaser exercises such right, then, this Agreement shall be terminated except with respect to those provisions which expressly survive the termination thereof and Purchaser shall thereupon receive a refund of the Deposit. Seller’s failure to obtain the estoppel certificate from Nextel shall not be a basis for Purchaser to terminate this Agreement under this Section 8. In the event that Purchaser does not terminate this Agreement prior to the expiration date of the Tenant Contingency Period as permitted above, then, in such event, Purchaser shall be deemed to have waived such contingency and shall be required to close irrespective of whether it has received the Required Tenant Documents or in the event of a change in the credit rating of Humana or Humana, Inc.

9.       Closing.  Purchaser and Seller shall close this transaction on the date which is thirty (30) days following the expiration date of the “Inspection Period” (“Closing Date”); provided, however, if the Closing Date is scheduled to occur on a date other than the first (1st) day of the calendar month, then, at Seller’s option upon sending written notice to Purchaser, the Closing Date shall be extended until the first (1st) day of the following calendar month in order to meet the requirements of Seller’s defeasance of its existing mortgage loan. Purchaser shall have the right to extend the Closing Date for up to an additional thirty (30) days by sending written notice to Seller and by depositing an additional non-refundable deposit of Five Hundred Thousand and 00/100 ($500,000.00) Dollars with the Escrow Agent, which notice must be sent not later than fifteen (15) days prior to the initial Closing Date and in such event, the additional non-refundable Five Hundred Thousand and 00/100 ($500,000.00) Dollar deposit shall be held and disbursed as part of the “Deposit” for all purposes under this Agreement and in the event Purchaser exercises such right, the Closing Date shall be extended for thirty (30) days and in the event that such extended Closing Date is not scheduled to occur on the first (1st) day of a calendar month, then, at Seller’s option upon sending written notice to Purchaser, the Closing Date shall be further extended until the first (1st) day of the following calendar month. The Closing shall take place through an escrow with the Title Company, or as mutually agreed upon by Seller and Purchaser. At the Closing, Seller shall deliver to Purchaser properly executed Special Warranty Deed sufficient to vest title to the Subject Premises in Purchaser subject only to: (i) zoning ordinances and other applicable governmental statutes, ordinances, rules and regulations pertaining to the use or operation of the Subject Premises; and (ii) such other permitted encumbrances or exceptions which are disclosed on the Title Commitment and any Existing Survey for the Subject Premises. At Closing, Seller shall be responsible for causing any existing mortgage loans to be paid off and released. Purchaser acknowledges and agrees that Seller will be defeasing its existing first mortgage loan and, accordingly, at least three (3) business days prior to the Closing Date, Purchaser shall provide Seller with satisfactory evidence that it has all of the closing proceeds available to purchase the Subject Premises and to the extent that any of the closing proceeds are being borrowed, a letter from its lender indicating that it is ready, willing and able to fund the proceeds of such loan and not later than one (1) business day prior to the Closing Date, Purchaser shall have funded the Purchase Price into escrow with the Title Company to be held pending the Closing. In addition, the Purchaser and Seller shall also execute and/or cause to be executed such other documents which are reasonably necessary to close the transaction contemplated herein, including the following:

A.        Seller’s Owner’s Lien Affidavit on the Title Company’s standard form sufficient to delete the standard exceptions from the Title Commitment and to insure any gap between the effective date of the Title Commitment and issuance of a final title policy, subject, however, to the survey exception unless Purchaser has obtained a new survey satisfactory to the Title Company in all respects.

B.        Bill of Sale and General Assignment, in the form attached hereto as Exhibit “C” with warranty of title as to personal property owned by Seller, if any.

C.        Closing Statement.

D.        Non-Foreign Person Affidavit, in the form attached hereto as Exhibit “D.”

E.        The Leases and an Assignment of Leases and Contracts, in the form attached hereto as Exhibit “E,” assigning to Purchaser the Humana Lease and Nextel License and any tenant security deposits and prepaid rents held by Seller with respect to the Subject Premises together with Seller’s rights in any Service Contracts that Purchaser elects to assume, if any.

F.        Copies of all Service Contracts.

G.       Copies of all books and records concerning the Subject Premises, including without limitation any plans and specifications involving the Improvements, if any.

H.       A letter notifying Humana and Nextel of the conveyance of the Property and their consequent obligation to transmit future rents to the Purchaser, in the form attached hereto as Exhibit “F.”

I.        A recertification of Seller’s representations and warranties, in the form attached hereto as Exhibit “G.”

10.     Closing Adjustments.  The following shall be apportioned on the Closing Statement against sums due Seller at Closing.

A.      There shall be no proration of taxes, operating expenses or utilities, it being acknowledged and agreed that Humana is solely responsible for payment of all taxes, operating expenses and utilities at the Subject Premises.

B.      Current rents shall be prorated and adjusted as of the Closing Date, with Purchaser being credited for rents on the date of Closing. Purchaser shall receive a credit at Closing for all prepaid rents relating to periods after the Closing Date. Any rents received after the Closing Date shall be applied first to the month of the Closing Date, then to any rents accruing after the Closing Date, and then to any rents that were due and payable as of the Closing Date. In the event that Purchaser receives any rents that are to be applied to periods prior to the Closing Date, Purchaser shall promptly remit such amounts to Seller.

C.      At the Closing, Seller shall provide Purchaser with an accounting of the amounts billed by Seller to Humana for operating expenses for the calendar year in which the Closing occurs and the amounts paid by Humana to Seller for such operating expenses for such calendar year. Upon the reconciliation by Purchaser of the operating expenses billed to Humana and the amounts actually incurred for such calendar year, Seller and Purchaser shall be liable for overpayments of operating expenses by Humana, and shall be entitled to payment from Humana with respect to underpayments of operating expenses, as the case may be, all on a pro rata basis, based upon each parties’ period of ownership during such calendar year. Such reconciliation between Purchaser and Seller shall occur no later than forty-five (45) days after the end of such calendar year. Purchaser and Seller shall cooperate in connection with the completion of such reconciliation.

D.      Seller shall provide Purchaser with a credit for the then unpaid portion of the tenant improvement allowance, if any, required to be paid under Section 6.A of the Fifth Amendment in an amount not to exceed Five Hundred Seventy Eight Thousand Three Hundred Sixty-Four and 00/100 ($578,364.00) Dollars.

E.        Seller shall pay all documentary stamp taxes and tangible and intangible transfer taxes required to be paid upon recording of the Special Warranty Deed.

F.        Seller shall pay the brokerage commissions due the Broker as provided in Section 15 below and Seller shall be authorized to reduce such brokerage commission by the amount due to Purchaser pursuant to Section 10.G below.

G.       Seller shall credit Purchaser with the sum of Eleven Thousand Five Hundred and 00/100 ($11,500.00) Dollars as a reimbursement of a portion of the title insurance premium with respect to Purchaser’s Title Insurance Policy as provided under Section 4.A hereof and the Broker has agreed to contribute to Purchaser the sum of Eleven Thousand Five Hundred and 00/100 ($11,500.00) Dollars towards the title insurance premium with respect to the Title Insurance Policy to be obtained under Section 4.A hereof and the Broker hereby joins in this Agreement to acknowledge its payments obligation under this Section 10.G and Seller shall be authorized to pay Eleven Thousand Five Hundred and 00/100 ($11,500.00) Dollars of the brokerage commission otherwise due to the Broker to Purchaser in satisfaction of this obligation.

11.     Condemnation.  In the event that notice of any other action, suit or proceeding shall be given prior to the Closing Date for the purpose of condemning any material part of the Subject Premises, then Purchaser shall have the right to terminate its obligations hereunder within ten (10) days after receiving written notice of such condemnation proceeding from Seller, and upon such termination, the proceeds resulting from such condemnation shall be paid to Seller, and subject to Section 14 hereof, Purchaser shall thereupon receive a refund of the Deposit and be relieved of any and all liability hereunder except with respect to those provisions which expressly survive the termination of this Agreement. In the event Purchaser shall not elect to terminate its obligations hereunder, the proceeds of such condemnation shall be assigned and belong to Purchaser as of Closing.

12.     Destruction or Damage.  In the event of any “material damage” (as defined below) to the Subject Premises prior to the Closing Date, Purchaser shall, at its option, have the right to terminate its obligations hereunder within ten (10) days after receiving written notice of such casualty from Seller, and upon such termination, all insurance proceeds shall be the sole and exclusive property of Seller and subject to Section 14 hereof, Purchaser shall thereupon receive a refund of the Deposit and be relieved of any and all liability hereunder except with respect to those provisions which expressly survive the termination of this Agreement. In the event Purchaser shall not elect to terminate its obligations hereunder, at Closing, Purchaser shall have the right to an assignment of all insurance proceeds pertaining to such casualty which shall be assigned by Seller to Purchaser. For purposes of this Section, “material damage” to the Subject Premises shall be deemed to be damage the cost of which is estimated to exceed Five Hundred Thousand and 00/100 ($500,000.00) Dollars or which would permit Humana to terminate the Humana Lease as a result of such casualty. In the event of non-material damage to the Subject Premises prior to the Closing Date, Purchaser shall take the Subject Premises subject to the effect and consequence of that casualty, and Seller shall pay over or assign to Purchaser at Closing all insurance proceeds pertaining to such casualty.

13.     Deposit As Liquidated Damages.  The Deposit shall be held by Escrow Agent and applied at Closing when the transaction is consummated or otherwise applied in accordance with the terms hereof. In the event of a default by Purchaser hereunder, Seller shall be entitled to the Deposit as liquidated damages as its sole and exclusive remedy; provided, however, that in addition thereto,

Purchaser shall be solely responsible for all of its indemnification obligations under this Agreement, and shall also be responsible to reimburse Seller for any all legal fees, costs or expenses incurred by Seller in connection with the enforcement of this Agreement. In the event of a default by a Seller hereunder, Purchaser may terminate this Agreement and shall be entitled to a return of the Deposit, or may seek specific performance of this Agreement, provided such specific performance action is brought within ninety (90) days after the date such Seller defaults under this Agreement, as its sole and exclusive remedies.

14.     Access to Subject Premises.

A.        All physical inspections of the Subject Premises conducted by Purchaser or its employees, agents, independent contractors or consultants (collectively, the “Purchaser’s Agents”) shall be performed in a manner that shall not interfere with the ongoing use of the Subject Premises by the Seller, which physical inspections shall be as discreet and unobtrusive as possible, and which shall be made only upon prior notice to Seller, and Purchaser shall promptly return the Subject Premises to substantially its original condition upon completion of such inspections and tests, on an ongoing basis, and shall repair any and all damage to the Subject Premises caused by the Purchaser or Purchaser’s agents.

B.        Purchaser acknowledges that all information provided by Seller to Purchaser shall be maintained as confidential and shall not be distributed or disclosed by Purchaser to any person or entity other than Purchaser’s representatives who need to know such information in connection with Purchaser’s acquisition of the Subject Premises and to agree to hold such information as confidential.

C.        In the event Purchaser does not consummate the purchase of the Subject Premises for any reason, Purchaser shall, at its sole cost and expense, restore any damage caused to the Subject Premises by Purchaser, its agents or representatives and shall deliver to Seller copies of all surveys, environmental reports, engineering reports and other documents obtained by Purchaser pertaining to the Subject Premises, including any information or document obtained by Purchaser pertaining to the Subject Premises, at no cost to Seller. Purchaser shall indemnify, defend (with legal counsel reasonably satisfactory to Seller) and hold Seller harmless from and against any and all liability, loss, cost, expense or damage caused to or incurred by Seller as a result of any acts or omissions of Purchaser or Purchaser’s Agents, in connection with such inspections of and entry on the Subject Premises. The indemnity obligations of Purchaser under this Section 14.C shall survive the termination of this Agreement for a period of twelve (12) months following the termination thereof.

15.     Broker.  Except with respect to Jones Lang LaSalle (the “Broker”), who shall be paid a brokerage commission by Seller pursuant to a separate agreement entered into between Seller and the Broker, Purchaser and Seller each represent and warrant to the other party that they have not employed, retained or consulted any other broker, agent or finder in connection with this Agreement or the purchase and sale referenced to herein, and Seller and Purchaser shall indemnify each other and hold each other harmless from and against any claims, demands, causes of actions, debts, liabilities, judgments and damages, including, without limitation, costs and reasonable attorneys’ fees, which may be asserted or recovered against each other as a result of any brokerage fee, commission or any other compensation arising by reason of Seller’s or Purchaser’s breach of this representation and warranty.

16.      Governing Law.  This Agreement shall be governed by Florida law.

17.      Binding Effect.  This Agreement shall bind the parties hereto, their respective heirs, successors and permitted assigns. Purchaser may not assign its interest hereunder without Seller’s prior written consent; provided, however, Purchaser shall have the right to assign this Agreement to an entity formed to acquire the Subject Premises provided such entity is majority owned and managed by Purchaser or its principals, provided that in the event of such assignment, Purchaser shall provide Seller with notice of such assignment including the identification of the name of such assignee not later than fifteen (15) days prior to the date set for Closing and thereafter, Purchaser shall provide copies of all documents assigning Purchaser’s rights hereunder not later than ten (10) days prior to the date set for Closing, and in no event shall Purchaser be released from its obligations under this Agreement.

18.      Notices.    Any notices, demands or requests required or permitted to be given hereunder must be in writing and shall be deemed to be given (i) when hand delivered, or (ii) one (1) business day after delivery to Federal Express or similar nationally recognized overnight service for next business day delivery, or (iii) three (3) business days after deposit in the U.S. mail first class postage prepaid, or (iv) on the day of transmission, when sent during regular business hours of the intended destination by facsimile, telecopier or electronic (pdf) transmission, if such transmission is immediately followed by any of the other methods for giving notice. In all cases notices shall be addressed to the parties at their respective addresses as follows:

If to Purchaser:		c/o Wells Real Estate Funds
Attn: Louis C. Davis IV 6200 The Corners Parkway Norcross, Georgia 30092 Fax: 770.243.8510

With Copy to:		McGuireWoods LLP
Attn: Stephen D. Peterson 1170 Peachtree Street, Suite 2100 Atlanta, Georgia 30309 Fax: 404.443.5764

If to Seller:		TCP-Miramar, LLC
c/o Towbes Capital Partners
	Attn:	Mr. Robert L. Skinner
Mr. Craig Zimmerman
21 East Victoria Street, Suite 200 Santa Barbara, California 93101 Fax: (805) 879-1743

With a copy to:		Lowell D. Salesin, Esq. Maddin, Hauser, Wartell, Roth & Heller, P.C. 28400 Northwestern Highway, Third Floor Southfield, Michigan 48034 Fax: (248) 359-6189

19.      Time for Performance.  In the event the last date for performance of any obligation or for giving any notice hereunder falls on a Saturday, Sunday or legal holiday of the state wherein the Property is located, then the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday in such state. Whenever this Agreement requires that something be done within a period of days, such period shall (i) not include the day from which such period commences; (ii) include the day upon which such period expires; (iii) expire at 5:00 p.m. Eastern time on the date by which such thing is to be done; and (iv) be construed to mean calendar days, unless otherwise provided. Time is of the essence with respect to the performance of the parties’ obligations hereunder.

20.      “AS IS.”    Except as expressly set forth herein, neither Seller nor its agents, contractors or representatives have made any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Subject Premises, including, without limitation, the water, soil and geology, (b) the income which may be derived from the Subject Premises, (c) the compliance of or by the Subject Premises or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (d) the habitability, merchantability or fitness for a particular purpose of the Subject Premises, or (e) any other matter with respect to the Subject Premises and specifically disclaims any representations regarding hazardous waste or materials without limiting the generality of the foregoing. Purchaser acknowledges that it shall have an opportunity to inspect the Subject Premises and Purchaser agrees to take the Subject Premises on an “AS IS” basis.

21.      Tax Deferred Exchange (§1031).  Seller shall cooperate with Purchaser to the extent that this transaction is part of a tax deferred exchange pursuant to §1031 of the Internal Revenue Code for Purchaser, provided, however that Seller shall not incur any cost, expense, risk or potential liability whatsoever on account thereof. Purchaser shall cooperate with Seller to the extent that this transaction is part of a tax deferred exchange pursuant to §1031 of the Internal Revenue Code for Seller; provided, however, that Purchaser shall not incur any additional cost, expense, risk or potential liability whatsoever on account thereof.

22.      Radon Disclosure.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit.

23.      No Recording.    Neither this Agreement nor any memorandum hereof shall be recorded. Any such recording shall be void and of no force or effect.

24.      Use of Headings.  The use of headings within this Agreement is for ease of reference and convenience only and shall not be used or construed to limit or enlarge the interpretation of the language hereof or the enforcement of this Agreement.

25.      Modifications.  No oral modification hereof shall be binding upon the parties, and any modification shall be in writing and signed by the parties hereto.

26.     Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

27.     Entire Agreement.    This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the sale and purchase of the Subject Premises. All prior communications concerning the subject matter of this Agreement and the Subject Premises are merged in or replaced by this Agreement, including, without limitation, any letters of intent previously executed by the parties pertaining to the subject matter of this Agreement and the Subject Premises.

28.     Counterparts.  This Agreement may be executed in one or more counterpart copies, all of which together shall constitute and be deemed an original, but all of which together shall constitute one and the same instrument binding on all parties. This Agreement may be executed in telecopy (faxed) copies and electronic (pdf) copies and facsimile and electronic (pdf) signatures shall be binding upon the parties.

29.     Seller’s Pre-Closing Covenants.  Until the Closing Date, Seller shall:

A.        Insurance.  Keep the Subject Premises insured under its current policies.

B.        Operation.  Keep and perform or cause to be performed all of the obligations of Seller as lessor under the Leases and under the Service Contracts and operate and maintain the Subject Premises in accordance with Seller’s past practices with respect to the Subject Premises, normal wear and tear excepted.

C.        New Service Contracts.  Enter into only those third-party Service Contracts which are necessary to carry out its obligations under this Section 29 and which shall be cancelable on thirty (30) days written notice at no cost to Purchaser; and Seller shall not modify, amend or terminate any existing Service Contract (collectively, “Contract Modifications”) other than for cause and other than with respect to the Service Contracts identified on Exhibit “B” which Purchaser elects not to assume. If Seller enters into any such new Service Contract or Contract Modification, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within ten (10) business days thereafter, notifies Seller in writing of its intention to not assume such new or modified Service Contract, it shall be treated as a Service Contract approved by Purchaser.

D.        New Leases.  From and after the Effective Date, Seller shall not enter into, terminate, amend, waive any rights under, or extend the terms of any Leases (collectively, “Lease Modifications”) without the express written consent of Purchaser and if Seller desires to enter into any Lease Modifications, Seller shall promptly provide written notice thereof to Purchaser, which notice shall include a copy of such proposed Lease Modification, and unless Purchaser, within ten (10) business days thereafter, notifies Seller in writing of its disapproval of such Lease Modifications, such Lease Modifications shall be deemed approved by Purchaser.

30.     SEC Cooperation, Cooperation with Purchaser’s Auditors and SEC Filing Requirements.  Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and as is in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or Wells Core Office Income Operating Partnership, L.P. or Wells Core Office Income REIT, Inc.) to

file its Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Frazier & Deeter or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the last complete immediately preceding fiscal year, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. At no cost to Seller, and at the specific request of Purchaser, Seller shall cooperate reasonably with Purchaser to arrange for interviews of the Tenant and governmental authorities in connection with the Property.

31.      Tenant Credit Contingency.  In the event that prior to May 20, 2011 (the “Credit Rating Termination Date”), the credit rating of Humana Medical Plan, Inc. drops to a credit rating as determined by Moody’s Corporation of Baa2 or below, Purchaser shall have the right to terminate this Agreement, upon sending written notice to Seller prior to the Credit Rating Termination Date and in the event that Purchaser exercises such termination right under this Section 31, which notice to Seller must be sent by Purchaser or its representatives pursuant to Section 18 hereof not later than the Credit Rating Termination Date, then, Purchaser shall reimburse Seller for its out-of-pocket costs and expenses incurred in connection with this transaction in an amount not to exceed Fifty Thousand and 00/100 ($50,000.00) Dollars, which amount shall be disbursed by the Title Company to Seller based upon a written certification by Seller evidencing such out-of-pocket costs and expenses and the remaining portion of the Deposit shall be released by the Title Company to Purchaser in full termination of this Agreement, except with respect to those provisions which expressly survive the termination thereof. Seller’s termination rights under this Section 31 shall terminate as of the Credit Rating Termination Date, at which time this Section shall be deemed null and void and of no further force and effect.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, this Agreement shall be deemed entered into and effective on the last date shown below.

IN THE PRESENCE OF:	PURCHASER:

WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC,
a Georgia limited liability company
/s/ Nan Hunt

	By:	/s/ Douglas P. Williams

Name:	Douglas P. Williams

Title:	Senior Vice President

Date signed by Purchaser: April 25, 2011

SELLER:

TCP-MIRAMAR, LLC,
a Delaware limited liability company
	By:	TCP Fund I, LLC
	Its:	Managing Member

/s/ Authorized Signatory	By:	TOWBES CAPITAL PARTNERS, LLC
	Its:	Managing Member

		By:	/s/ Robert L. Skinner
		Its:	Managing Member

Date signed by Seller: April 25, 2011

ACKNOWLEDGMENT

THE UNDERSIGNED hereby joins in this Purchase Agreement to acknowledge its agreement to pay Eleven Thousand Five Hundred and 00/100 ($11,500.00) Dollars to Purchaser at Closing to be used to fund a portion of Purchaser’s title insurance costs, all as provided under Section 10.G hereof.

JONES LANG LaSALLE

/s/ Authorized Signatory	By:	/s/ Authorized Signatory

Its:

LIST OF EXHIBITS

Exhibit “A”	Legal Description

Exhibit “B”	List of Service Contracts

Exhibit “C”	Form of Bill of Sale and General Assignment

Exhibit “D”	Form of Non-Foreign Person Affidavit

Exhibit “E”	Form of Assignment of Leases and Contracts

Exhibit “F”	Form of Tenant’s Notice Letter

Exhibit “G”	Recertification of Seller’s Representations and Warranties

Exhibit “H”	Tenant Estoppel Certificate from Humana Medical Plan, Inc.

Exhibit “I”	Guarantor Estoppel Certificate from Humana, Inc.

Exhibit “J”	Subordination, Non-Disturbance & Attornment Agreement from Humana Medical Plan, Inc.

EXHIBIT “A”

LEGAL DESCRIPTION

PARCEL I:

Portion of Parcel H, COUNTRY LAKES WEST PLAT, according to the plat thereof, recorded in Plat Book 165, Page 10, of the Public Records of Broward County, Florida, more particularly described on Exhibit 1.

PARCEL II:

Non-exclusive easements for the benefit of Parcel I as set forth in Declaration of Easements by Country Lakes, L.P., a Virginia limited partnership, dated August 1, 2000 and recorded September 12, 2000 in O.R. Book 30844, Page 493, and in Declaration of Easements, Restrictions and Covenants dated March 5, 2002 and recorded in O.R. Book 32936, Page 438, Public Records of Broward County, Florida.

[LEGAL DESCRIPTION CONTINUED ON EXHIBIT I]

EXHIBIT 1

That portion of Parcel H, according to the Plat of Country Lakes West Plat, as recorded in Plat Book 165 at Page 10 of the Public Records of Broward County, Florida, described as follows:

Commencing at the Northwest corner of said Parcel H; thence run South 01°48’34” East (on a plat bearing) 230.88 feet along the West boundary of said Parcel H; thence run North 89°29’40” East, 236.24 feet; thence run North 00°30’20” West, 15.06 feet; thence run North 88°11’26” East, 418.87 feet to the Point of Beginning; thence continue North 88°11’26” East, 173.67 feet; thence run South 01°48’33” East, 957.39 feet to an intersection with the South boundary of said Parcel H; thence run South 88°11’26” West, 202.68 feet along said South boundary; thence run North 01°48’33” West, 316.67 feet; thence run South 88°11’26” West, 103.28 feet to a point of curvature of a curve to the right; thence along the arc of said curve to the right, having a radius of 38 feet and a central angle of 39°39’11”, run Northwesterly 26.30 feet to a point of tangency; thence run North 52°09’23” West, 91.23 feet along the tangent extended, to an intersection with the arc of a curve running Southwesterly to the right; thence along the arc of said curve to the right (the Northwesterly projection of the last described course being radial to said curve), having a radius of 90.40 feet and a central angle of 50°20’49”, run Southwesterly 79.44 feet; thence run North 01°48’34” West 266.01 feet along a line radial to the last described curve, to an intersection with the arc of a curve running Southeasterly to the right; thence along the arc of said curve to the right (the Southeasterly projection of the last described course being radial to said curve), having a radius of 90.40 feet and a central angel of 50°17’05”, run Southeasterly 79.34 feet; thence run North 48°28’31” East, 90.24 feet along a line radial to the last described curve to a point of curvature of a curve to the right; thence along the arc of said curve to the right, having a radius of 38 feet and a central angle of 39°42’55”, run Northeasterly 26.34 feet to a point of tangency; thence run North 88°11’26” East, 133.15 feet along the tangent extended; thence run North 01°48’33” West, 306.67 feet to the Point of Beginning. Said land situate in the City of Miramar, Broward County, Florida.

EXHIBIT “B”

LIST OF SERVICE CONTRACTS

1.	Management Agreement with Jones Lange LaSalle.

EXHIBIT “C”

FORM OF BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT, is made and entered into                         , 2011, by and between TCP-MIRAMAR, LLC, a Delaware limited liability company (“Assignor”), and WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC, a Georgia limited liability company (“Assignee”).

RECITALS:

A.        Simultaneously with the execution hereof, Assignor has conveyed to Assignee the property described on EXHIBIT “A” attached hereto, together with all improvements thereon (the “Transaction”) and commonly known as                                                               (the “Premises”), pursuant to the Purchase Agreement dated                         , (the “Purchase Agreement”).

  B.      The execution and delivery of this Assignment forms an integral portion of the consideration for the Transaction.

CONSIDERATION AND ASSIGNMENT:

IN CONSIDERATION of the consummation this date of the Transaction, the adequacy and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.          Assignment of Personal Property.  Assignor hereby grants, sells, transfers, assigns, sets over and conveys to Assignee all of Assignor’s right, title and interest in and to that certain personal property located at or used in connection with the operation, repair, management and maintenance of the Premises. All of the foregoing is referred to herein as the “Personal Property”.

2.      Warranty of Title.  Assignor represents and warrants to Assignee that it has good and marketable title to all of the Personal Property, free and clear of all liens or encumbrances subject, however, to the rights of the existing tenant and any rights to remove the same under the terms of the Lease. Assignor further represents and warrants to Assignee that it has full power and authority to transfer and convey the Personal Property to Assignee.

3.      General Assignment.  To the extent that such property exists and is legally transferable, and without warranty, express or implied, Assignor hereby grants, sells, transfers, assigns, sets over and conveys to Assignee the following described properties:

A.     all intangible assets and intellectual property to the extent used or useable in connection with the operation of the Premises, if any.

B.     the Permits, Warranties and Development Rights defined in the Purchase Agreement, together with all other licenses, franchises, rights and governmental or other permits, authorizations, consents and approvals, and development rights necessary to own and/or to operate the Premises to the extent that same are legally assignable, if any.

C.     all right, title and interest in and to all contracts relating to, and entered into in the ordinary course of Assignee’s operation of the Premises, including, without limitation, all service and maintenance agreements, or contracts, if any.

D.     all rights of Assignee under any express or implied guaranties, warranties, indemnifications and all other rights, if any, which Assignee may have against suppliers, laborers, materialmen, contractors or subcontractors arising out of or in connection with the installation, construction and maintenance of the improvements, fixtures and personal property on or about the Property, together with the original of all such guaranties, warranties and such similar instruments, and assignment of name, permits, franchises and the like, if any.

5.      Binding Effect.  The obligations of this Assignment shall be binding upon and the benefits hereof shall inure to the parties hereto, and their respective successors and assigns. Whenever the words “Assignor” or “Assignee” are used herein, they shall be deemed to include Assignor and Assignee, respectively, and their respective successors and assigns.

6.      Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Florida. In the event a Court of competent jurisdiction shall hold or adjudge any term or provision hereof to be unenforceable, then the remainder of the terms and provisions hereof shall be enforced as though the offensive term or provision was not, in the first instance, contained herein.

7.      Number and Gender.  Whenever required by the context or use in this Assignment, the singular word shall include the plural word and the masculine gender shall include the feminine and/or neuter genders, and vice versa.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties have executed this Bill of Sale and General Assignment on the day and year first above written.

Assignor:	TCP-MIRAMAR, LLC,
a Delaware limited liability company

By:

Its:

Assignee:	WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC,
a Georgia limited liability company

By:

Its:

EXHIBIT “A”

LEGAL DESCRIPTION

EXHIBIT “D”

FORM OF NON-FOREIGN PERSON AFFIDAVIT

STATE OF                     )

                                           )  §

COUNTY OF                 )

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee, WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC, a Georgia limited liability company, that withholding of tax is not required upon the disposition of a U.S. real property interest by TCP-MIRAMAR, LLC, a Delaware limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.          Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.          Transferor is not a disregarded entity for tax purposes under the Internal Revenue Code;

3.          Transferor’s U.S. employer identification number:                     ; and

4.          Transferor’s office address is                                                                                  .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

“TRANSFEROR”

TCP-MIRAMAR, LLC,
a Delaware limited liability company

By:

Dated: , 2011	Its:

EXHIBIT “E”

FORM OF ASSIGNMENT OF LEASES AND CONTRACTS

THIS ASSIGNMENT OF LEASES AND CONTRACTS (the “Assignment”) is made and entered into                         , 2011, by TCP-MIRAMAR, LLC, a Delaware limited liability company (“Seller”) and WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC, a Georgia limited liability company (“Purchaser”).

RECITALS:

A.         Seller and Purchaser have previously entered into a certain Purchase Agreement, dated                                                               (the “Purchase Agreement”), for the purchase and sale of certain real property commonly known as                                          (the “Property”) located in                      County, Florida, and more particularly described in Exhibit “A” attached hereto and made a part hereof; and

B.         The Purchase Agreement requires the execution and delivery by Seller and Purchaser of the Assignment conveying and assigning the lease described in the Purchase Agreement, and the service contracts that Purchaser elects to assume if any, and an assumption by Purchaser of all obligations of Seller under such lease and service contracts from and after the date hereof.

NOW, THEREFORE, in consideration of the premises and conditions contained herein, the consideration set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Seller hereby ASSIGNS, TRANSFERS, and DELIVERS to Purchaser, its successors and assigns, all rights, interests and estate of Seller as landlord in, to and under any the lease agreement (hereinafter called the “Tenant Lease”), more particularly described on Exhibit “B” attached hereto, which cover or affect portions of the Property, and Purchaser hereby accepts the same and assumes all of Seller’s obligations under the Tenant Lease (the parties acknowledging that Seller is granting to Purchaser a credit against the Purchase Price set forth in the Purchase Agreement in connection with the tenant improvement allowance and broker’s commissions referenced in the Fifth Amendment to the Tenant Lease), from and after the date hereof, including, without limitation, any prepaid rent and the return or payment of security or other deposits with respect to such lease, to the extent the same were delivered to Purchaser.

2.          To the extent that they are legally transferable and/ or assignable, Seller hereby ASSIGNS, TRANSFERS, and DELIVERS to Purchaser, its successors and assigns, all right, title and interest in and to all service contracts (“Service Contracts”) that Purchaser has elected to assume, as more particularly listed on Exhibit “C”.

3.          This Assignment shall be binding on and inure to the benefit of the parties hereto, their respective successors and assigns.

[ SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Assignment the day and year first above written.

SELLER:

TCP-MIRAMAR, LLC, a Delaware limited liability company

By:

Its:

PURCHASER:

WELLS CORE OFFICE INCOME REIT ADVISORY
SERVICES, LLC, a Georgia limited liability company

By:

Its:

EXHIBIT “A”

LEGAL DESCRIPTION

EXHIBIT “B”

TENANT LEASE

SEE ATTACHED

EXHIBIT “C”

LIST OF SERVICE CONTRACTS

EXHIBIT “F”

FORM OF TENANT’S NOTIFICATION LETTER

                        , 2011

TO TENANT:

The purpose of this letter is to inform you that on                         , 2011, TCP-Miramar, LLC has sold the property commonly known as                             ,                             , Florida to Wells Core Office Income Reit Advisory Services, LLC.

Effective immediately, all rent payments, are to be made payable by check or money order to:                                                  . The payments should be delivered or mailed to the following address:

You may be assured that you will be given credit for any rent payments already received, or in the process of being received by the previous owner. Also, all security deposits have been transferred to the new owner.

Past Owners:	Present Owner:
TCP-MIRAMAR, LLC, a Delaware limited liability company	WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC, a Georgia limited liability company

By	By

Its:	Its:

EXHIBIT “G”

FORM OF RECERTIFICATION OF

SELLER’S REPRESENTATIONS AND WARRANTIES

THIS CERTIFICATE OF SELLER’S REPRESENTATIONS AND WARRANTIES (this “Certificate”), is made                             , 2011, by TCP-MIRAMAR, LLC, a Delaware limited liability company (the “Seller”), in favor of WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC, a Georgia limited liability company (the “Purchaser”).

WHEREAS, simultaneously with the execution hereof, Seller has conveyed to Purchaser certain property located commonly known as                                                      , located in the                     of                     , Florida (the “Property”), pursuant to the Purchase Agreement dated                                  (the “Purchase Agreement”), and

WHEREAS, Seller, to induce Purchaser to purchase the Property, intends that Purchaser rely on this Certificate;

NOW THEREFORE, in consideration of the purchase of the Property by Purchaser, Seller hereby certifies that, except as otherwise disclosed to Purchaser prior to the date hereof, that every warranty and representation of the Seller made in Section 6 of the Purchase Agreement is true and correct as of the date hereof, as if remade herein by Seller, and such representations and warranties are made subject to all of the limitations set forth in the Purchase Agreement including, without limitation, that all such representations and warranties shall survive for a period of twelve (12) months from the date of this Certificate and shall then terminate.

IN WITNESS WHEREOF, this Certificate has been executed on the date first above written.

SELLER:

TCP-MIRAMAR, LLC, a Delaware limited liability company

By:

Its:

EXHIBIT “H”

TENANT ESTOPPEL CERTIFICATE FROM HUMANA MEDICAL PLAN, INC.

FORM OF TENANT ESTOPPEL LETTER

HUMANA MEDICAL PLAN, INC.

500 West Main Street

Louisville, Kentucky 40202

                            , 2011

TCP-Miramar, LLC

402 E. Gutierrez Street

Santa Barbara, California 93101

and

Wells Core Office Income Operating

Partnership, L.P. (the “Purchaser”)

and

Regions Bank, as administrative agent (the

“Agent”) for the lenders party from time to time

(the “Lenders”) to that certain Credit Agreement

dated November 19, 2010 among Wells Core

Office Income Operating Partnership, L.P. (the

“Borrower”), the Lenders, and Regions Bank (as

amended by that certain First Amendment to

Credit Agreement dated March 9, 2011, the

“Credit Agreement”)

Re:

Lease between TCP-Miramar, LLC (successor in interest to Miramar Office B, Limited Partnership), as landlord (“Landlord”), and Humana Medical Plan, Inc., as tenant (“Tenant”), dated August 29, 2000, for approximately 96,394 square feet of space (the “Premises”) in Miramar Centre II, Miramar, Florida (the “Project”), as amended by the First Amendment to Lease dated December 29, 2000, between Tenant and Landlord (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated September 26, 2002 between Tenant and Landlord (the “Second Amendment”), as further amended by that certain Third Amendment to Lease dated April 7, 2003 between Tenant and Landlord (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated June 17, 2003 between Tenant and Landlord (the “Fourth Amendment”) and as further amended by that certain Fifth Amendment to Lease dated October 28, 2009 between Tenant and Landlord (the “Fifth Amendment”) (the foregoing Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment shall be referenced to herein as the “Lease”)

Ladies and Gentlemen:

Tenant presently leases the Premises pursuant to the Lease, and in connection with the foregoing, Tenant understands that Purchaser shall be acquiring the Premises and Tenant further understands that the Lenders are contemplating making certain loans that would be secured in part by that certain Mortgage, Assignment of Rents and Leases, Collateral Assignment of Property Agreements and Security Agreement against the property containing the Premises. Tenant, as a tenant under the above-referenced Lease hereby certifies to and agrees with Purchaser, Agent and Landlord as follows:

1.          Attached hereto as Exhibit “A” is a true, complete and accurate copy of the Lease.

2.          The Lease is in full force and effect; there are no amendments or modifications of any kind to the Lease except as referenced above; there are no other promises, agreements, understandings or commitments between Landlord and Tenant relating to the Premises; and Tenant has not given Landlord any notice of termination under the Lease.

3.          There is no present subletting of the Premises, or any part thereof, or assignment by Tenant of the Lease, or any rights therein to any party.

4.          No security deposit has been given by Tenant under the terms of or with respect to the Lease.

5.          To the best of Tenant’s knowledge, no uncured default, event of default or breach by Landlord exists under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in default by the Tenant or Landlord; and Tenant has no existing defenses, offsets, liens, claims or credits against the payment obligations under the Lease. Tenant has made no claim against Landlord alleging Landlord’s current default under the Lease.

6.          Tenant is in full and complete possession of the Premises and has accepted the Premises, including any work of Landlord performed thereon pursuant to the terms and provisions of the Lease. There is no incomplete punchlist work which the Landlord is obligated to perform.

7.          To the best of Tenant’s knowledge, there are no rental, lease or similar commissions payable with respect to the Lease or any renewals thereof [; provided, however, Landlord remains required to pay to Tenant the sum of $                     representing a portion of the unfunded Tenant Improvement Allowance required to be paid under Section 6.A of the Fifth Amendment.]

8.          Tenant is obligated to pay rent to Landlord at the rate set forth in the Lease. Tenant is current with respect to, and is paying the full rent and other charges stipulated in the Lease (including, without limitation, Overhead Rent), with no offsets, deductions, defenses or claims; and Tenant has not prepaid any rent or other amounts to Landlord other than rent and other charges due and payable in the calendar month of this certification. None of the rent which the Tenant is required to pay under the Lease has been prepaid more than one (1) month in advance.

9.        Tenant is not entitled to any concession or rebate of rent or other charges from time to time due and payable under the Lease, and there are no unpaid or unreimbursed construction allowances or other offsets hue Tenant under the Lease.

10.      The current monthly Base Rent under the Lease is $                     (excluding applicable sales tax) and has been paid by Tenant through                                         .

11.      The current monthly estimated “Overhead Rent” paid by Tenant under the Lease is $                     (excluding applicable sales tax) allocated as follows: (i) $                     (excluding applicable sales tax) for estimated Operating Expenses; and (ii) $                             (excluding applicable sales tax) for estimated Taxes. The estimated “Overhead Rent” has been paid by Tenant through                         .

12.      Tenant is in occupancy of the Premises and is operating its business in the Premises.

13.      Tenant acknowledges that the Lease Commencement Date was August 1, 2001 and the Rent Commencement Date was September 1, 2001 and that the initial term of the Lease shall expire on                         , unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the Lease Term, except that Tenant has the option to renew and extend the Lease Term for three (3) additional terms of five (5) years each.

14.      Tenant previously waived its one time First Right of Opportunity to Purchase the Premises set forth in Section 43 of the Lease and Tenant no longer has any option, right of first refusal or other rights to acquire the Premises or any portion thereof.

15.      The undersigned representative of Tenant is duly authorized and fully qualified to execute this estoppel certificate on behalf of Tenant.

16.      The undersigned acknowledges that Landlord, Purchaser, Agent and the Lenders have requested the information contained herein and Landlord, Purchaser, Agent and Lenders are relying (and will rely) on the truth and accuracy of the representations made herein and upon the authority of the undersigned to execute this estoppel certificate on behalf of Tenant. Nothing in this estoppel certificate is intended to alter or modify the terms of the Lease nor to impose any additional obligations on the undersigned.

IN WITNESS WHEREOF, Tenant has executed this estoppel certificate this          day of                     , 2011

TENANT:

HUMANA MEDICAL PLAN, INC.

By:

Its:

EXHIBIT “A”

LEASE AGREEMENT

EXHIBIT “I”

GUARANTOR ESTOPPEL CERTIFICATE FROM HUMANA, INC.

GUARANTOR ESTOPPEL CERTIFICATE

The undersigned hereby certifies as follows:

1.        The undersigned (“Guarantor”) is the guarantor of that certain Lease dated August 29, 2000, by and between TCP-Miramar, LLC (successor in interest to Miramar Office B, Limited Partnership), as landlord (“Landlord”), and Humana Medical Plan, Inc., as tenant (“Tenant”), dated August 29, 2000, for approximately 96,394 square feet of space (the “Premises”) in Miramar Centre II, Miramar, Florida (the “Project”), as amended by the First Amendment to Lease dated December 29, 2000, between Tenant and Landlord (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated September 26, 2002 between Tenant and Landlord (the “Second Amendment”), as further amended by that certain Third Amendment to Lease dated April 7, 2003 between Tenant and Landlord (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated June 17, 2003 between Tenant and Landlord (the “Fourth Amendment”) and as further amended by that certain Fifth Amendment to Lease dated October 28, 2009 between Tenant and Landlord (the “Fifth Amendment”) (the foregoing Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment shall be referenced to herein as the “Lease”). Such guaranty as made pursuant to that certain Guaranty dated August 29, 2000 (the “Original Guaranty”) from Guarantor to Landlord.

2.        The Original Guaranty has not been modified, changed, altered, supplemented or amended in any respect, nor have any provisions thereof been waived, except as indicated below (if none, please state “none”; the Original Guaranty, as modified, changed, altered, supplemented, amended or waived as indicated below, is referred to collectively as the “Guaranty”): NONE

3.        The Guaranty is valid and in full force and effect on the date hereof.

4.        No voluntary actions or, to Guarantor’s best knowledge, involuntary actions are pending against Guarantor under the bankruptcy laws of the United States or any state thereof.

5.        The address for notices to be sent to Guarantor is as set forth below:

Attention:

Telephone:
Facsimile:

6.        (a)        Guarantor acknowledges that all of the interest of Landlord in and to the Lease has been or will be assigned to                                          (collectively with its successors and assigns, “Lender”) pursuant to a certain Assignment of Lease and Rents (“Assignment of Lease”).

  (b)        Any notices sent to Lender should be sent by registered or certified mail or by nationally recognized overnight courier service and addressed as follows:

Attention:

Telephone:
Facsimile:

With copy to:

Attention:

Telephone:
Facsimile:

7.        Guarantor agrees that Guarantor will not, without the prior written consent of Lender, (a) amend or modify the Guaranty, or (b) terminate, cancel or surrender the Guaranty or enter into any agreement with Landlord to do so.

8.        This Certificate is delivered to induce Lender to make a certain loan to Landlord, with the understanding that Lender shall rely upon the truth of the matters set forth in this Certificate in making such loan.

9.        The undersigned is duly authorized to execute this Certificate on behalf of Guarantor.

DATED:                                     , 2011

GUARANTOR:

HUMANA, INC., a Delaware corporation

By:

Its:

EXHIBIT “A”

[COMPLETE COPY OF GUARANTY AND ALL AMENDMENTS]

EXHIBIT “J”

SUBORDINATION, NON-DISTURBANCE

& ATTORNMENT AGREEMENT FROM HUMANA MEDICAL PLAN, INC.

PREPARED BY & RETURN TO:

Womble Carlyle Sandridge & Rice, PLLC

301 South College Street, Suite 3500

Charlotte, NC 28202

Attention: Cybil J. Abrao

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) made as of May     , 2011, which date shall be the effective date of this Agreement, by and between Regions Bank (the “Bank”), having an address at 3050 Peachtree Road NW, Suite 400, Atlanta, Georgia 30305, Attention: Paul Burgan, and                      (the “Tenant”), a                                          , having an address at                     .

The Bank is acting as administrative agent pursuant to that certain Credit Agreement dated November 19, 2010 among Wells Core Office Income Operating Partnership, L.P. (the “Borrower”), the Lenders party thereto from time to time (the “Lenders”), and Regions Bank, as Administrative Agent (as amended by that certain First Amendment to Credit Agreement dated March 9, 2011, and as further amended, modified or restated from time to time, the “Credit Agreement”).

Wells Core REIT -                 , LLC, a Delaware limited liability company (the “Landlord”) has guaranteed the obligations of the Borrower under the Credit Agreement pursuant to that certain Joinder Agreement dated April     , 2011 among the Landlord, the Borrower and the Bank.

As security for the loans made by the Lenders under the Credit Agreement, the Landlord has given to the Bank a Mortgage, Assignment of Rents and Leases, Collateral Assignment of Property Agreements and Security Agreement dated                          , 201  , which will be recorded in the real property records of Broward County, Florida (the “Security Instrument”), which constitutes a first lien against the real property described on Exhibit A attached hereto and by this reference incorporated herein (the “Property”).

The Tenant has entered into that certain [Lease Agreement] dated                          , 201   between [                    ] and the Tenant (as modified by that certain [        ], and as further amended, modified or restated from time to time, the “Lease”) covering all or a portion of the Property (the “Leased Premises”). As a condition of making certain loans to the Borrower under the Credit Agreement, the Lenders have required that the Lease be subordinated to the Security Instrument and that the Tenant agree to attorn to the purchaser of the Property in the event of foreclosure of the Security Instrument, or to the Bank prior to foreclosure in the event the Bank elects to collect the rents and other sums due and becoming due under the Lease, and the Tenant is willing to so attorn if the Bank will recognize the Tenant’s rights under the Lease as hereinafter provided.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained and other good and valuable consideration, the parties hereto do hereby mutually covenant and agree as follows:

    1.    The Tenant hereby subjects to and subordinates the Lease and all terms and conditions contained therein and all rights, options, liens and charges created thereby to the provisions of the Security Instrument and the lien thereof, and to all present or future advances under the obligations secured thereby and to all renewals, extensions, amendments, modifications, consolidations, replacements and/or supplements of same, to the full extent of all amounts secured thereby from time to time.

2.            So long as (i) the Tenant complies with the Tenant’s obligations under this Agreement, and (ii) no event of default on the part of the Tenant under the Lease exists which would entitle the Landlord to terminate the Lease, or if such an event of default exists, so long as the Tenant’s time to cure the default has not expired, the term of the Lease shall not be terminated or modified in any respect whatsoever and the Tenant’s right of possession to the Leased Premises and its rights in and to any common areas and its other rights arising out of the Lease will all be fully recognized and protected by the Bank and shall not be disturbed, canceled, terminated or otherwise affected by reason of the Security Instrument or any action or proceeding instituted by the Bank to foreclose the Security Instrument, or any extension, renewal, consolidation or replacement of same, irrespective of whether the Tenant shall have been joined in any action or proceeding, except as provided in paragraph 6 below.

3.            In the event that the Bank takes possession of the Leased Premises, whether as mortgagee in possession or otherwise, or the Leased Premises is purchased at a foreclosure sale by a third party, the Tenant shall attorn to the Bank or such third party or any successors and assigns of the Bank or such third party, and recognize the Bank or such third party as its landlord under the Lease, and the Bank or such third party will recognize and accept the Tenant as its tenant thereunder, whereupon, the Lease shall continue in full force and effect as a direct lease between the Bank or such third party and the Tenant for the full term thereof, together with all extensions and renewals thereof, upon the terms and conditions set forth therein. Such

2

attornment shall be effective and self-operative without the execution of any further instruments by any party hereto; provided, however, that the Tenant will, upon request by the Bank or any third party, as applicable, execute a written agreement attorning to the Bank or such third party.

The Bank or such third party shall thereafter assume and perform all of the Landlord’s obligations as the landlord under the Lease which accrue from and after any such party’s succession to any prior landlord’s interest in the Leased Premises; provided, however, that the Bank or such third party shall not be (i) liable for any act or omission of any prior landlord (including the Landlord); (ii) subject to any offsets or defenses which the Tenant might have against any prior landlord (including the Landlord); (iii) bound by any rent or additional rent which the Tenant might have paid for more than one (1) month in advance to any prior landlord (including the Landlord); (iv) bound by any amendment or modification of the Lease not consented to in writing by the Bank; or (v) liable for the retention, application or return of any security deposit to the extent not paid over to the Bank. Nothing in this section shall be deemed to waive any of the Tenant’s rights and remedies against any prior landlord.

4.        Notwithstanding anything to the contrary in this Agreement or otherwise, in the event the Bank or a third party takes possession of the Leased Premises as provided in paragraph 3 above, the Tenant agrees that the liability of the Bank or such third party under the Lease shall be limited to the Bank’s or such third party’s, as the case may be, interest in the Leased Premises, and upon any assignment or other transfer of the Bank’s or such third-party’s interest in the Leased Premises, the Bank or such third party, as applicable, shall be discharged and released from any obligation or liability under the Lease arising or accruing after the date of such assignment or transfer. The Tenant further agrees that any person or entity which at any time hereafter becomes the landlord under the Lease shall be liable only for the performance of the obligations of the Landlord which arise during the period of its or their ownership of the Leased Premises and shall not be liable for any obligations of the landlord under the Lease which arise prior to or subsequent to such ownership.

5.        The Tenant consents to the assignment of leases and rents contained in the Security Instrument. The Tenant agrees that if the Bank, pursuant to such assignment, and whether or not it becomes a mortgagee in possession, shall give notice to the Tenant that the Bank has elected to require the Tenant to pay to the Bank the rent and other charges payable by the Tenant under the Lease, the Tenant shall, until the Bank shall have canceled such election, thereafter pay to the Bank all rent and other sums payable under the Lease. Any such payment shall be made notwithstanding any right of setoff, defense, or counterclaim which the Tenant may have against the Landlord, or any right to terminate the Lease.

6.        The Tenant hereby covenants and agrees that: (i) the Tenant shall not pay any rent under the Lease more than one month in advance; (ii) the Tenant shall have no right to appear in any foreclosure action under the Security Instrument; (iii) the Tenant shall not amend, modify, cancel, or terminate the Lease without the Bank’s prior written consent, and any attempted amendment, modification, cancellation, or termination of the Lease without such consent shall be of no force or effect as to the Bank; (iv) the Tenant shall not subordinate the Lease to any other lien or encumbrance without the express written consent of the Bank, and any such subordination or any such attempted subordination or agreement to subordinate without such consent of the Bank, shall be void and of no force and effect; (v) the Tenant shall not assign the Lease or sublet all or any portion of the Leased Premises (except as permitted by the terms of the Lease) without the Bank’s prior written consent; (vi) the Tenant shall promptly deliver to the Bank, from time to time, a written

3

statement in form and substance satisfactory to the Bank certifying to certain matters relating to the Lease; and (vii) this Agreement satisfies any requirement in the Lease relating to the granting of a non-disturbance agreement. The Tenant covenants and acknowledges that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Leased Premises or the Property, or any portion thereof or any interest therein and to the extent that the Tenant has had, or hereafter acquires any such right or option, the same is hereby acknowledged to be subject and subordinate to the Security Instrument and is hereby waived and released as against the Bank. The Tenant agrees that, notwithstanding any provision hereof to the contrary, the terms of the Security Instrument shall continue to govern with respect to the disposition of any insurance proceeds or eminent domain awards, and any obligations of the Landlord to restore the real estate of which the Leased Premises are a part shall, insofar as they apply to the Bank, be limited to insurance proceeds or eminent domain awards received by the Bank after the deduction of all costs and expenses incurred in obtaining such proceeds or awards.

7.        In the event the Landlord shall fail to perform or observe any of the terms, conditions or agreements in the Lease, the Tenant shall give written notice thereof to the Bank specifying the nature of such default and thereupon the Bank shall have the right (but not the obligation) to cure such default. The Tenant shall not take any action with respect to such default under the Lease (including without limitation any action in order to terminate, rescind or avoid the Lease or to withhold any rent or other monetary obligations thereunder) until it has afforded the Bank thirty (30) days after receipt of such written notice to cure such default and a reasonable period in addition thereto (i) if the default cannot with diligence be cured within such thirty (30) day period and the Bank is proceeding promptly to cure such default and is prosecuting the curing of such default with diligence and continuity, or (ii) during and after any litigation action including a foreclosure, bankruptcy, possessory action, or a combination thereof. It is specifically agreed that the Tenant shall not require the Bank to cure any default which is not susceptible of cure by the Bank.

8.        The Tenant agrees to provide copies of all notices given to the Landlord under the Lease to the Bank at the address of the Bank shown above. Any demands or requests shall be sufficiently given to the Tenant if in writing and mailed or delivered to the address of the Tenant shown above and to the Bank if in writing and mailed or delivered to the address of the Bank shown above or such other address as the Bank may specify from time to time. All such notices shall be in writing and shall be considered as properly given if (i) mailed to the addressee by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) delivered in person to the addressee, or (iii) delivered to a third party commercial delivery service for same day or next day delivery to the office of the addressee with proof of delivery.

9.        Each individual executing this Agreement on behalf of the Tenant, represents and warrants that he is duly authorized to execute and deliver this Agreement on behalf of the Tenant in accordance with the operating agreement of the Tenant.

10.     (i) The provisions hereof shall be binding upon and inure to the benefit of the Tenant and the Bank and their respective successors and assigns; (ii) this Agreement may not be changed, terminated, or modified orally or in any manner other than by an instrument in writing signed by the parties hereto; (iii) the captions or headings at the beginning of each paragraph hereof are for the convenience of the parties and are not part of this Agreement; (iv) the term “Bank” as used herein includes any successor or assign of the named Bank herein, including without limitation, any

4

co-lender, any purchaser at a foreclosure sale and any transferee pursuant to a deed in lieu of foreclosure, and their successors and assigns, and the terms “Tenant” and “Landlord” as used herein include any successor and assign of the named Tenant and Landlord herein, respectively; provided, however, that such reference to the Tenant’s or the Landlord’s successors and assigns shall not be construed as the Bank’s consent to any assignment or other transfer by the Tenant or the Landlord; (v) if any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of the Bank; (vi) this Agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflicts with laws provisions) of the State of Florida.

11.        Nothing contained in this Agreement shall in any way impair or affect the lien created by the Security Instrument, except as specifically set forth herein.

12.        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that in the event of the assignment or transfer of the interest of the Bank to a party that assumes the Bank’s obligations and liabilities hereunder, all obligations and liabilities of the Bank under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom the Bank’s interest is assigned or transferred.

[Signatures Commence on the Following Page.]

5

IN WITNESS WHEREOF, the parties hereto have signed and sealed this instrument as of the day and year first above written.

TENANT:

,
a

By:		(SEAL)

Name:

Title:

STATE OF	)
	)	ACKNOWLEDGEMENT
COUNTY OF	)

Before me, the undersigned authority, personally appeared                          as                          of                          and after being first duly sworn by me acknowledged the execution of the foregoing Subordination, Non-Disturbance and Attornment Agreement as his/her free act and deed, under authority duly vested in him/her by said                         .

WITNESS by hand and official seal, this      day of                 , 2011.

Notary Public for

My commission expires:

[SEAL]

BANK:

REGIONS BANK (SEAL)

By:	(SEAL)

Name:

Title:

STATE OF	)
	)	ACKNOWLEDGEMENT
COUNTY OF	)

Before me, the undersigned authority, personally appeared                          as                          of Regions Bank and after being first duly sworn by me acknowledged the execution of the foregoing Subordination, Non-Disturbance and Attornment Agreement as his/her free act and deed, under authority duly vested in him/her by said Alabama state banking corporation.

WITNESS by hand and official seal, this      day of                     , 2011.

Notary Public for

My commission expires:

[SEAL]

2

EXHIBIT A

LEGAL DESCRIPTION